Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. REPORTS FIRST QUARTER 2021 RESULTS

First Quarter Results Highlighted by Robust Deposit Growth and PPP Originations

Announces Plans to Resume Share Repurchase Program

Hauppauge, NY, April 30, 2021 (GLOBE NEWSWIRE) -- Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported a net loss to common stockholders of $22.9 million for the quarter ended March 31, 2021, or $0.66 per diluted common share, compared with net income to common stockholders of $3.3 million for the quarter ended December 31, 2020, or $0.16 per diluted common share, and net income to common stockholders of $8.4 million for the quarter ended March 31, 2020, or $0.37 per diluted common share.

Adjusted net income to common stockholders (non-GAAP) totaled $32.4 million for the quarter ended March 31, 2021, or $0.94 per diluted share1. Adjusted net income to common stockholders includes the following primary adjustments:

●	Merger expenses and transaction costs: The Company completed its merger of equals transaction in the first quarter of 2021; associated merger expenses and transaction costs were $37.9 million, pre-tax;
●	Termination of Borrowings and Sale of Securities: The Company utilized excess liquidity on the balance sheet to restructure its wholesale borrowings portfolio and also repositioned its securities portfolio in the first quarter of 2021; this resulted in a pre-tax loss on termination of derivatives of $16.5 million, a pre-tax loss on extinguishment of debt of $1.6 million, and a pre-tax gain on sale of securities of $0.7 million;
●	Provision for credit losses on acquired non-purchase credit deteriorated (“Non-PCD”) loans of $20.3 million, pre-tax.

Kevin M. O’Connor, Chief Executive Officer (“CEO”) of the Company, stated, “Our merger closed on February 1, 2021, creating the premier community-based business bank from Montauk to Manhattan with over $13 billion in total assets. Since the closing, we have had significant growth in our client base – in fact, since February 1, total deposits increased by over $800 million and we were again the leading community bank provider of Paycheck Protection Program (“PPP”)  loans in our footprint with approximately $575 million of originations. I am also pleased to announce we successfully converted our core system over the weekend of April 17th.  Having completed this conversion, we see a significant opportunity to capitalize on the disruption in our marketplace from recently announced large M&A transactions involving our competitors.”

Mr. O’ Connor continued, “While accounting rules under the CECL standard required us to book a large provision for credit loss expense in the first quarter on acquired Non-PCD loans, contributing to the reported net loss for the quarter, I am extremely pleased with the underlying fundamental trends in our business as well as our pipelines for future growth. The loss absorption capacity on the balance sheet post-merger, and the unique culture we have forged through our core conversion gives me tremendous confidence in our future prospects.”

Highlights for the First Quarter of 2021 Included:

●	The non-interest-bearing deposits to total deposits ratio increased to 32.7% at March 31, 2021 and the cost of deposits for the first quarter of 2021 was proactively managed lower to 0.25%;
●	Originated $573.3 million of PPP loans during the first quarter of 2021. Net unrecognized deferred fees related to PPP loans were $24.4 million at March 31, 2021;
●	The total provision for credit losses was $15.8 million. The provision expense on the acquired Non-PCD loans was $20.3 million and the provision for unfunded commitments (“UFC”) was $3.1 million. The provision on the remainder of the portfolio was negative $7.6 million primarily as a result of improvement in forecasted macroeconomic conditions. The provision expenses for the acquired Non-PCD loans and UFC are the result of the accounting requirements for mergers under the Current Expected Credit Loss standard (“CECL Standard”), which the Company adopted on January 1, 2021;
●	Significant allowance for credit losses and credit marks on the balance sheet due to provision for credit losses and purchase accounting marks;

●	Capital levels remain strong; the tangible equity to tangible assets ratio was 7.83% at March 31, 2021. Excluding the impact of PPP loans, the ratio would have been 8.82%;
●	Our Board of Directors has approved the resumption of share repurchases. Our existing share repurchase plan has approximately 797,780 shares remaining;
●	The results for the first quarter of 2021 include the operations of Bridge Bancorp Inc. (“Legacy Bridge”) for the final two months of the quarter. For the two-month period following the merger completion on February 1, 2021, the Company’s Adjusted Pre-Provision Net Revenue (“PPNR”) was $34.1 million.[1]

1 See reconciliation of this non-GAAP financial measure provided elsewhere herein.

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income for the first quarter of 2021 was $77.8 million compared to $48.7 million for the fourth quarter of 2020 and $40.5 million for the first quarter of 2020.

The table below provides a reconciliation of the reported Net Interest Margin (“NIM”), the NIM excluding the impact of SBA PPP loans, and the NIM excluding purchasing accounting accretion on the loan portfolio.

($ in thousands)	Q1 2021	Q4 2020	Q1 2020
Net interest income	$77,841	$48,680	$40,524
Less: Net interest income on PPP loans	(4,092)	(1,678)	—
Adjusted net interest income excluding PPP loans, (non-GAAP)	$73,749	$47,002	$40,524

Average interest-earning assets	$10,057,598	$6,281,488	$5,949,363
Average PPP loan balances	(1,020,910)	(318,793)	(4,332)
Adjusted average interest-earning assets excluding PPP loans, (non-GAAP)	$9,036,688	$5,962,695	$5,945,031

NIM (1)	3.14%	3.10%	2.72%
Adjusted NIM excluding PPP loans (non-GAAP) (2)	3.31%	3.15%	2.73%

Adjusted net interest income excluding PPP loans, (non-GAAP)	$73,749	$47,002	$40,524
Less: Purchase Accounting Accretion on loans ("PAA")	(1,333)	—	—
Adjusted net interest income excluding PPP loans and PAA on loans, (non-GAAP)	$72,416	$47,002	$40,524
Adjusted NIM excluding PPP loans and PAA on loans, (non-GAAP) (3)	3.26%	3.15%	2.73%

(1)	NIM represents net interest income divided by average interest-earning assets.
(2)	Adjusted NIM excluding PPP represents adjusted net interest income, which excludes net interest income on PPP loans divided by average interest-bearing liabilities excluding PPP loans. The net interest income on PPP loans is calculated using interest income on the PPP balances less an assumed cost of funding the PPP loans, using the overall cost of funds of the Company.
(3)	Adjusted NIM excluding PPP and PAA represents adjusted net interest income excluding PPP loans and PAA, divided by adjusted average interest-earning assets, excluding PPP loans.

Loan Portfolio

The ending weighted average rate (“WAR”) on the total loan portfolio was 3.44% at March 31, 2021, a 29 basis point decline compared to the ending WAR on the total loan portfolio at December 31, 2020. The WAR on the total loan portfolio as of March 31, 2021 was  primarily negatively impacted by PPP loans ($1.4 billion of loans at March 31, 2021). Excluding the impact of PPP loans, the WAR on the loan portfolio was 3.83% at March 31, 2021, compared to 3.89% at December 31, 2020.

Outlined below are loan balances and WARs(1) for the current quarter, linked quarter and prior year quarter.

	March 31, 2021		December 31, 2020		March 31, 2020
($ in thousands)	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$696,415	3.64%	$184,989	3.76%	$176,755	3.89%
Multifamily residential and residential mixed-use (2)(3)	3,567,207	3.61	2,758,743	3.75	3,160,248	3.78
CRE	3,631,287	3.84	1,878,167	3.90	1,403,985	4.28
ADC	254,170	4.86	156,296	5.02	133,514	5.11
C&I	898,533	4.38	319,626	4.49	331,816	4.49
Other loans	24,409	4.97	2,316	7.63	956	8.29
Loans excluding SBA PPP	9,072,021	3.83	5,300,137	3.89	5,207,274	4.00

SBA PPP	1,434,077	1.00	321,907	1.00	—	—
Total loans including SBA PPP	$10,506,098	3.44%	$5,622,044	3.73%	$5,207,274	4.00%

(1)     Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.

(2)     Includes loans underlying cooperatives.

(3)     While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

Outlined below are the loan originations for the current quarter, linked quarter and prior year.

	Originations
($ in millions)	Q1 2021	Q4 2020	Q1 2020
Loans excluding SBA PPP	$336.4	$223.8	$218.7
SBA PPP loans	$573.3	$319.4	n/a

Deposits and Borrowed Funds

Total deposits increased by $6.3 billion on a linked quarter basis to $10.8 billion at March 31, 2021. Non-interest-bearing deposits increased $2.8 billion during the first quarter of 2021 to $3.5 billion at March 31, 2021 and now represent 32.7% of total deposits.

The cost of total deposits for the quarter ended March 31, 2021 decreased to 0.25%, representing a 17 basis point linked quarter decline.

As of March 31, 2021, the Company had $549.5 million of certificates of deposits, with a weighted average rate of 0.84%, that were set to mature during the second quarter of 2021. Mr. O’ Connor commented, “Maturities in our CD portfolio provide us further opportunities to continue migrating our deposit costs lower and thereby providing support to our NIM.”

Total borrowings (excluding subordinated debt) decreased to $660.6 million at March 31, 2021, compared to $1.3 billion at December 31, 2020. During the first quarter of 2021, the Company terminated $130.2 million of Federal Home Loan Bank bullet advances and $785.0 million notional value of swaps, which resulted in a pre-tax loss on extinguishment of debt of $1.6 million and a pre-tax loss on termination of derivatives of $16.5 million. Pro forma for these actions, the weighted average rate on the borrowing portfolio (excluding subordinated debt) at March 31, 2021 was 0.30%.

Non-Interest Income

Non-interest (loss) income was $(7.4) million during the first quarter of 2021, $2.5 million during the fourth quarter of 2020, and $4.2 million during the first quarter of 2020. Excluding loss on termination of derivatives, and net gain on sale of securities and other assets, adjusted non-interest income was $8.4 million during the first quarter of 2021 compared to $7.9 million during the fourth quarter of 2020 and $4.2 million during the first quarter of 2020. (see “Non-GAAP Reconciliation” table at the end of this news release).

Non-Interest Expense

Total non-interest expense was $82.8 million during the first quarter of 2021, $37.6 million during the fourth quarter of 2020, and $26.0 million during the first quarter of 2020. Excluding the impact of merger expenses and transaction costs, loss on extinguishment of debt, and amortization of core deposit intangible, adjusted non-interest expense was $42.9 million during the first quarter of 2021, $23.7 million during the fourth quarter of 2020, and $25.4 million during the first quarter of 2020.

The ratio of non-interest expense to average assets was 3.11% during the first quarter of 2021, compared to 2.28% during the linked quarter and 1.68% for the first quarter of 2020. Excluding the impact of merger expenses and transaction costs, loss on extinguishment of debt, and curtailment loss on pension plans, the ratio of adjusted non-interest expense to average assets was 1.56% during the first quarter of 2021, compared to 1.53% during the linked quarter and 1.64% for the first quarter of 2020. (see “Non-GAAP Reconciliation” table at the end of this news release).

The efficiency ratio was 117.5% during the first quarter of 2021, compared to 73.4% during the linked quarter and 58.2% during the first quarter of 2020. Excluding the impact of merger expenses and transaction costs, loss on extinguishment of debt, curtailment loss on pension plans, amortization of core deposit intangible, loss on termination of derivatives, and gain on securities and other assets, the adjusted efficiency ratio was 48.0% during the first quarter of 2021, compared to 44.8% during the linked quarter and 56.7% during the first quarter of 2020. (see “Non-GAAP Reconciliation” table at the end of this news release).

Income Tax Expense

The reported effective tax rate for the first quarter of 2021 was 25.2%, compared to 31.5% for the fourth quarter of 2020, and 21.6% for the first quarter of 2020. The effective tax rate for the remainder of 2021 is expected to be approximately 27%.

Credit Quality

Non-performing loans at March 31, 2021 were $35.5 million, or 0.34% of total loans. Non-performing loans, excluding acquired PCD loans, would have been $25.9 million, or 0.25% of total loans excluding acquired PCD loans.

The Company’s adoption of the CECL Standard resulted in an after-tax cumulative-effect adjustment decrease of $1.7 million to retained earnings as of January 1, 2021.

A credit loss provision of $15.8 million was recorded during the first quarter of 2021, compared to $6.2 million during the fourth quarter of 2020, and $8.0 million during the first quarter of 2020. The $15.8 million credit loss provision for the first quarter of 2021 was primarily associated with the provision for credit losses recorded on acquired Non-PCD loans which totaled $20.3 million, and a provision for UFC totaling $3.1 million. The provision on the remainder of the portfolio was negative $7.6 million primarily as a result of improvement in forecasted macroeconomic conditions.

The allowance for credit losses and the reserve for UFC as a percentage of total loans was 0.98% at March 31, 2021 as compared to 0.74% at December 31, 2020. Excluding PPP loans, the ratio of allowance for credit losses and the reserve for UFC to total loans at March 31, 2021 would have been 1.13%.

Loans with Payment Deferrals

The Company continues to see positive trends in its portfolio of loans that had payment deferrals. As of March 31, 2021, Principal and Interest (“P&I”) deferrals decreased to 0.6% of the total loan portfolio.

Capital Management

The Company’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.

Mr. O’Connor commented, “Excluding the impact of PPP loans, our tangible equity to tangible assets ratio would have been 8.82% at March 31, 2021. As part of our merger transaction, we have fortified our allowance for credit losses and have done detailed third-party reviews of our loan portfolio as well as comprehensive stress testing analysis. We are pleased to announce that we expect to resume our share repurchase plan in the month of May.”

Dividends per common share were $0.24 during the first quarter of 2021.

Book value per common share was $25.43 and tangible common book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) was $21.43 at March 31, 2021.

Including the impact of the unrecognized fees on PPP loans, net of tax, adjusted tangible common book value per share would have been $21.84. See “Non-GAAP Reconciliation” tables at the end of this news release for details.

Earnings Call Information

The Company will conduct a conference call at 8:30 a.m. (ET) on April 30, 2021, during which Chief Executive Officer, Kevin M. O’Connor will discuss the Company’s first quarter performance, with a question and answer session to follow. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom201028.html. Dial-in information for the replay is 1-877-344-7529 using access code #10154636.  Replay will be available April 30, 2021 (10:30 a.m.) through May 14, 2021 (11:59 p.m.).

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $13 billion in assets and number one deposit market share among community banks on Greater Long Island(1).

(1) Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks less than $20 billion in assets.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates;  litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates; Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Assets:
Cash and due from banks	$676,723	$243,603	$246,153
Mortgage-backed securities available-for-sale, at fair value	846,529	426,979	500,758
Investment securities available-for-sale, at fair value	305,964	111,882	57,067
Marketable equity securities, at fair value	—	5,970	5,398
Loans held for sale	23,704	5,903	1,430
Loans held for investment, net:
One-to-four family and cooperative/condominium apartment	696,415	184,989	176,755
Multifamily residential and residential mixed-use (1)(2)	3,567,207	2,758,743	3,160,248
Commercial real estate ("CRE")	3,631,287	1,878,167	1,403,985
Acquisition, development, and construction ("ADC")	254,170	156,296	133,514
Total real estate loans	8,149,079	4,978,195	4,874,502
Commercial and industrial ("C&I")	898,533	319,626	331,816
Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans	1,434,077	321,907	—
Other loans	24,409	2,316	956
Allowance for credit losses	(98,200)	(41,461)	(36,463)
Total loans held for investment, net	10,407,898	5,580,583	5,170,811
Premises and fixed assets, net	53,829	19,053	22,145
Restricted stock	45,063	60,707	57,146
Bank Owned Life Insurance ("BOLI")	251,521	156,096	133,128
Goodwill	155,339	55,638	55,638
Other intangible assets	10,627	—	—
Operating lease assets	69,094	33,898	36,582
Derivative assets	45,760	18,932	12,379
Accrued interest receivable	51,100	34,815	18,812
Other assets	75,477	27,551	30,378
Total assets	$13,018,628	$6,781,610	$6,347,825
Liabilities:
Non-interest-bearing checking	$3,538,936	$780,751	$551,668
Interest-bearing checking	1,023,164	290,300	162,198
Savings	1,078,687	414,809	390,995
Money market	3,629,709	1,716,624	1,565,761
Certificates of deposit	1,540,316	1,322,638	1,641,497
Total deposits	10,810,812	4,525,122	4,312,119
FHLBNY advances	533,865	1,204,010	1,117,300
Other short-term borrowings	126,763	120,000	—
Subordinated debt, net	197,234	114,052	113,942
Operating lease liabilities	71,249	39,874	42,614
Derivative liabilities	41,816	37,374	39,393
Other liabilities	64,065	40,082	76,809
Total liabilities	11,845,804	6,080,514	5,702,177
Stockholders' equity:
Preferred stock, Series A	116,569	116,569	72,224
Common stock	416	348	348
Additional paid-in capital	492,431	278,295	279,516
Retained earnings	574,297	600,641	585,294
Accumulated other comprehensive gain (loss), net of deferred taxes	531	(5,924)	(12,632)
Unearned equity awards	(10,107)	—	(6,067)
Common stock held by the Benefit Maintenance Plan	—	(1,496)	(1,496)
Treasury stock, at cost	(1,313)	(287,337)	(271,539)
Total stockholders' equity	1,172,824	701,096	645,648
Total liabilities and stockholders' equity	$13,018,628	$6,781,610	$6,347,825

(1)     Includes loans underlying cooperatives.

(2)     While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except share and per share amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income:
Loans	$81,382	$55,002	$54,177
Securities	4,380	3,365	3,726
Other short-term investments	993	705	1,002
Total interest income	86,755	59,072	58,905
Interest expense:
Deposits and escrow	5,298	4,740	11,926
Borrowed funds	3,616	5,652	6,455
Total interest expense	8,914	10,392	18,381
Net interest income	77,841	48,680	40,524
Provision for credit losses	15,779	6,162	8,012
Net interest income after provision	62,062	42,518	32,512

Non-interest income:
Service charges and other fees	2,920	1,653	1,203
Title fees	433	—	—
Loan level derivative income	1,792	3,671	1,163
BOLI income	1,339	1,028	1,887
Gain on sale of SBA loans	164	146	164
Gain on sale of residential loans	723	910	151
Net gain (loss) on equity securities	131	222	(472)
Net gain on sale of securities and other assets	710	1,235	8
Loss on termination of derivatives	(16,505)	(6,596)	—
Other	910	233	132
Total non-interest (loss) income	(7,383)	2,502	4,236
Non-interest expense:
Salaries and employee benefits	24,819	15,726	15,587
Occupancy and equipment	6,977	4,116	4,056
Data processing costs	3,528	2,152	2,024
Marketing	860	318	577
Professional services	1,865	681	1,514
Federal deposit insurance premiums	939	490	477
Loss on extinguishment of debt	1,594	1,104	—
Curtailment loss (gain)	1,543	(1,651)	—
Merger expenses and transaction costs	37,942	12,829	586
Amortization of core deposit intangible	357	—	—
Other	2,381	1,824	1,219
Total non-interest expense	82,805	37,589	26,040

(Loss) income before taxes	(28,126)	7,431	10,708
Income tax (benefit) expense	(7,092)	2,339	2,316
Net (loss) income	(21,034)	5,092	8,392
Preferred stock dividends	1,821	1,821	—
Net (loss) income available to common stockholders	$(22,855)	$3,271	$8,392

Earnings per common share ("EPS"):
Basic	$(0.66)	$0.16	$0.37
Diluted	$(0.66)	$0.16	$0.37

Average common shares outstanding for diluted EPS	34,262,005	21,244,138	22,476,573

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Per Share Data:
Reported EPS (Diluted)	$(0.66)	$0.16	$0.37
Cash dividends paid per common share	0.24	0.22	0.22
Book value per common share	25.43	27.53	26.12
Tangible common book value per share (1)	21.43	24.91	23.59
Common shares outstanding	41,536	21,233	21,951
Dividend payout ratio	(36.36)%	135.03%	58.39%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	(0.79)%	0.31%	0.54%
Return on average equity	(8.2)	2.9	5.4
Return on average tangible common equity (1)	(11.6)	2.5	6.2
Net interest margin	3.14	3.10	2.72
Non-interest expense to average assets	3.11	2.28	1.68
Efficiency ratio	117.5	73.4	58.2
Loan-to-deposit ratio at end of period	97.2	124.2	120.8
CRE consolidated concentration ratio (2)	517	554	589
Effective tax rate	25.22	31.48	21.63

Average Balance Data:
Average assets	$10,666,619	$6,604,409	$6,207,949
Average interest-earning assets	10,057,598	6,281,488	5,949,363
Average loans	8,809,150	5,615,192	5,283,487
Average deposits	8,436,052	4,475,257	4,177,592
Average equity	1,028,918	705,683	627,344
Average tangible common equity (1)	781,355	533,476	535,594

Asset Quality Summary:
Loans delinquent 30 to 89 days at period end	$41,762	$16,277	$13
Non-performing loans (excluding loans held for sale)	35,549	17,928	18,157
Non-performing assets	35,549	17,928	18,157
Non-performing loans/ Total loans	0.34%	0.32%	0.35%
Non-performing assets/ Total assets	0.27	0.26	0.29
Net (recoveries) charge-offs	4,275	13,193	(10)
Allowance for credit losses/ Total loans	0.93	0.74	0.70
Allowance for credit losses/ Non-performing loans	276.24	231.26	200.82

Capital Ratios - Consolidated: (3)
Tangible common equity to tangible assets (1)	6.93%	7.86%	8.23%
Tangible equity to tangible assets (1)	7.83	9.60	9.38
Tier 1 common equity ratio	9.65	10.22	10.69
Tier 1 risk-based capital ratio	10.91	12.44	12.15
Total risk-based capital ratio	14.04	15.44	15.21
Tier 1 leverage ratio	9.62	9.95	9.80

(1)   See "Non-GAAP Reconciliation" table for reconciliation of tangible equity, tangible common equity, and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.

(2)   The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital. March 31, 2021 amounts are preliminary pending completion and filing of the Company’s regulatory reports.

(3)	March 31, 2021 amounts are preliminary pending completion and filing of the Company’s regulatory reports.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME

(Dollars in thousands)

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$7,039,881	$66,144	3.81%	$4,966,327	$49,487	3.99%	$4,954,391	$50,117	4.05%
Commercial and industrial loans	730,850	9,835	5.46	328,754	3,252	3.96	323,321	4,045	5.00
SBA PPP loans	1,020,910	5,049	2.01	318,793	2,252	2.83	4,332	—	—
Other loans	17,509	354	8.20	1,318	11	3.34	1,443	15	4.16
Mortgage-backed securities	665,190	3,080	1.88	398,968	2,359	2.36	486,722	3,305	2.72
Investment securities	199,918	1,300	2.64	99,893	1,006	4.03	47,060	421	3.58
Other short-term investments	383,340	993	1.05	167,435	705	1.69	132,094	1,002	3.03
Total interest-earning assets	10,057,598	86,755	3.50%	6,281,488	59,072	3.76%	5,949,363	58,905	3.96%
Non-interest-earning assets	609,021			322,921			258,586
Total assets	$10,666,619			$6,604,409			$6,207,949

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$662,273	$351	0.21%	$259,155	$142	0.22%	$159,027	$87	0.22%
Money market	2,893,723	1,987	0.28	1,679,578	1,285	0.30	1,580,779	3,586	0.91
Savings	863,409	207	0.10	408,241	141	0.14	383,769	367	0.38
Certificates of deposit	1,522,017	2,753	0.73	1,333,079	3,172	0.95	1,586,549	7,886	2.00
Total interest-bearing deposits	5,941,422	5,298	0.36	3,680,053	4,740	0.51	3,710,124	11,926	1.29
FHLBNY advances	853,162	1,711	0.81	1,172,191	4,319	1.47	1,085,553	5,085	1.88
Subordinated debt, net	168,607	1,902	4.57	114,028	1,330	4.64	113,918	1,330	4.70
Other short-term borrowings	15,021	3	0.08	4,424	3	0.23	9,890	40	1.63
Total borrowings	1,036,790	3,616	1.41	1,290,643	5,652	1.74	1,209,361	6,455	2.15
Total interest-bearing liabilities	6,978,212	8,914	0.52%	4,970,696	10,392	0.83%	4,919,485	18,381	1.50%
Non-interest-bearing checking	2,494,630			795,204			467,468
Other non-interest-bearing liabilities	164,859			132,826			193,652
Total liabilities	9,637,701			5,898,726			5,580,605
Stockholders' equity	1,028,918			705,683			627,344
Total liabilities and stockholders' equity	$10,666,619			$6,604,409			$6,207,949
Net interest income		$77,841			$48,680			$40,524
Net interest rate spread			2.98%			2.93%			2.46%
Net interest margin			3.14%			3.10%			2.72%
Deposits (including non-interest-bearing checking accounts)	$8,436,052	$5,298	0.25%	$4,475,257	$4,740	0.42%	$4,177,592	$11,926	1.14%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$5,384	$858	$6,685
Multifamily residential and residential mixed-use (1)(2)	4,844	1,863	1,332
CRE (2)	10,595	2,704	56
Acquisition, development, and construction ("ADC")	104
C&I	14,523	12,502	10,082
Other	99	1	2
Total Non-Performing Loans (3)	$35,549	$17,928	$18,157
Total Non-Performing Assets	$35,549	$17,928	$18,157

(1)    Includes loans underlying cooperatives.

(2)    While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)    There were no TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Total Non-Performing Assets	$35,549	$17,928	$18,157
Loans 90 days or more past due on accrual status (4)	8,830	3,321	1,033
Total problem assets	$44,379	$21,249	$19,190

Tangible equity (5)	$1,006,858	$645,458	$590,010
Allowance for credit losses, reserve for unfunded commitments and contingent liabilities	103,223	41,906	36,908
Tangible equity plus reserves	$1,110,081	$687,364	$626,918

Problem assets as a percentage of tangible equity plus reserves	4.0%	3.1%	3.1%

(4)    These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

(5)    See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(Dollars in thousands except per share amounts)

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude pre-tax income and expenses associated with the Company’s merger with Legacy Bridge.

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Reconciliation of Reported and Adjusted (non-GAAP) Net Income Available to Common Stockholders
Reported net (loss) income available to common stockholders	$(22,855)	$3,271	$8,392
Adjustments to net income(1):
Provision for credit losses - Non-PCD loans	20,278	—	—
Net gain on sale of securities and other assets	(710)	(1,235)	(8)
Loss on termination of derivatives	16,505	6,596	—
Severance	—	—	70
Loss on extinguishment of debt	1,594	1,104	—
Curtailment loss (gain)	1,543	(1,651)	—
Merger expenses and transaction costs (2)	37,942	12,829	586
Income tax effect of adjustments and other tax adjustments	(21,848)	(4,901)	(107)
Adjusted net income available to common stockholders (non-GAAP)	$32,449	$16,013	$8,933

Adjusted Ratios (Based upon non-GAAP as calculated above)
Adjusted EPS (Diluted)	$0.94	$0.76	$0.39
Adjusted return on average assets	1.29%	1.08%	0.58%
Adjusted return on average equity	13.0	10.1	5.7
Adjusted return on average tangible common equity	17.5	13.4	6.7
Adjusted non-interest expense to average assets	1.56	1.53	1.64
Adjusted efficiency ratio	48.0	44.8	56.7

(1)    Adjustments to net income are taxed at the Company's statutory tax rate of approximately 31% unless otherwise noted.

(2)    Certain merger expenses and transaction costs are non-taxable expense.

The following table presents a reconciliation of net interest income, non-interest loss and non-interest expense to pre-tax pre-provision net revenue (non-GAAP) and adjusted pre-tax pre-provision net revenue (non-GAAP) for the two-month period following the merger completion on February 1, 2021:

Two Months Ended
March 31, 2021
Net interest income	$61,112
Non-interest loss	(2,382)
Total revenues	58,730
Non-interest expense	72,552
Pre-tax pre-provision net revenue (non-GAAP) (1)	$(13,822)

Adjustments:
Net gain on sale of securities and other assets	(710)
Loss on termination of derivatives	9,976
Loss on extinguishment of debt	1,594
Merger expenses and transaction costs	37,080
Adjusted pre-tax pre-provision net revenue (non-GAAP) (2)	$34,118

(1)	The reported pre-tax pre-provision net revenue is a non-GAAP measure calculated by adding GAAP net interest income and GAAP non-interest loss less GAAP non-interest expense.
(2)	The adjusted pre-tax pre-provision net revenue is a non-GAAP measure calculated by adding pre-tax pre-provision net revenue less the change in net gain on sale of securities and other assets, loss on termination of derivatives, loss on extinguishment of debt, and merger expenses and transaction costs.

The following table presents a reconciliation of operating expense as a percentage of average assets (as reported) and adjusted operating expense as a percentage of average assets (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Operating expense as a % of average assets - as reported	3.11%	2.28%	1.68%
Loss on extinguishment of debt	(0.06)	(0.07)	—
Curtailment (loss) gain	(0.05)	0.10	—
Merger expenses and transaction costs	(1.44)	(0.78)	(0.04)
Adjusted operating expense as a % of average assets (non-GAAP)	1.56	1.53	1.64

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Efficiency ratio - as reported (non-GAAP) (1)	117.5%	73.4%	58.2%
Non-interest expense - as reported	$82,805	$37,589	$26,040
Less: Severance	—	—	(70)
Less: Merger expenses and transaction costs	(37,942)	(12,829)	(586)
Less: Loss on extinguishment of debt	(1,594)	(1,104)	—
Less: Curtailment (loss) gain	(1,543)	1,651	—
Less: Amortization of core deposit intangible	(357)	—	—
Adjusted non-interest expense (non-GAAP)	$41,369	$25,307	$25,384
Net interest income - as reported	$77,841	$48,680	$40,524
Non-interest (loss) income - as reported	$(7,383)	$2,502	$4,236
Less: Net gain on sale of securities and other assets	(710)	(1,235)	(8)
Less: Loss on termination of derivatives	16,505	6,596	—
Adjusted non-interest income (non-GAAP)	$8,412	$7,863	$4,228
Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$86,253	$56,543	$44,752
Adjusted efficiency ratio (non-GAAP) (2)	48.0%	44.8%	56.7%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP non-interest expense by the sum of GAAP net interest income and GAAP non-interest (loss) income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing adjusted non-interest expense by the sum of GAAP net interest income and adjusted non-interest income.

The following table presents the tangible assets, tangible common equity, and adjusted tangible common book value per share calculation (non-GAAP):

	March 31,	December 31,	March 31,
	2021	2020	2020
Reconciliation of Tangible Assets:
Total assets	$13,018,628	$6,781,610	$6,347,825
Less:
Goodwill	155,339	55,638	55,638
Other intangible assets	10,627	—	—
Tangible assets (non-GAAP)	$12,852,662	$6,725,972	$6,292,187

Reconciliation of Adjusted Tangible Common Equity - Consolidated:
Total stockholders' equity	$1,172,824	$701,096	$645,648
Less:
Goodwill	155,339	55,638	55,638
Other intangible assets	10,627	—	—
Tangible equity (non-GAAP)	1,006,858	645,458	590,010
Less:
Preferred stock, net	116,569	116,569	72,224
Tangible common equity (non-GAAP)	$890,289	$528,889	$517,786
Add:
Unamortized deferred fees on PPP loans, net of tax	16,901	4,451	—
Adjusted tangible common equity (non-GAAP)	$907,190	$533,340	$517,786

Common shares outstanding	41,536	21,233	21,951
Tangible common book value per share (non-GAAP)	$21.43	$24.91	$23.59
Adjusted tangible common book value per share (non-GAAP)	$21.84	$25.12	$23.59